Exhibit 99.1

BGC ISSUES LETTER TO GFI SHAREHOLDERS

Clarifies Tender Offer Terms, Largely in Response to GFI Board Request

BGC’S $5.25 Per Share All-Cash Offer is Clearly Superior to the Proposed CME Transaction

Shareholders Urged to Send a Strong Message by Promptly Tendering Their Shares

NEW YORK, NY – November 12, 2014 – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” or “BGC”), a leading global brokerage company primarily servicing the financial and real estate markets, today announced that it is amending the terms of its previously announced $5.25 per share all-cash tender offer to acquire all of the outstanding shares of GFI Group Inc. (NYSE: GFIG) (“GFI Group” or “GFI”) it does not currently own. BGC, through its affiliate BGC Partners, L.P., currently owns approximately 13.4% of GFI’s outstanding shares. BGC also issued the following letter to GFI shareholders:

PROTECT THE VALUE OF YOUR INVESTMENT IN GFI

TENDER YOUR SHARES TODAY IN SUPPORT OF BGC’S

$5.25 PER SHARE ALL-CASH OFFER

November 12, 2014

Dear Fellow GFI Shareholder:

On October 22, 2014, BGC Partners, Inc. (“BGC”) launched a $5.25 per share fully financed, all-cash tender offer to acquire GFI Group Inc. (“GFI”). The launch of the tender followed numerous attempts at constructive dialogue to reach a negotiated agreement with GFI based on our analysis of the value of the company and our view of the compelling strategic benefits of a transaction with BGC.

Following additional recent discussions with the independent board members of GFI (“the Special Committee”), BGC has actively sought to address their questions and concerns regarding our offer. While our discussions have not yet succeeded in convincing the Special Committee to recommend our transaction, dialogue remains ongoing. Regardless of whether we are able to convince the Special Committee to recommend our tender offer, we remain committed to completing our transaction.

As a shareholder, you are currently faced with a choice between BGC’s superior $5.25 per share all-cash offer and the inferior $4.55 per share all-stock transaction GFI announced with CME Group Inc. (“CME”) which involves serious conflicts of interest. The decision is clear and BGC urges GFI shareholders to promptly tender their shares.

Our intent in launching the tender is unambiguous – we are committed to delivering greater tangible value to GFI shareholders through a transaction with BGC. Consider the following facts about what our offer provides:

•	Superior Premium. The tender offer represents a premium of 70 cents, or more than 15%, to the $4.55 per share all-stock transaction announced by CME and GFI Group on July 30, 2014 and a premium of more than 68% to the price of GFI Group shares on July 29, 2014, the last day prior to the announcement of the CME transaction.

•	Immediate Liquidity at Closing. BGC’s all-cash offer provides GFI shareholders who tender their shares with certain liquidity promptly after acceptance for payment.

•	No Conflicts. In a clear conflict of interest, the CME transaction provides for GFI management to purchase GFI’s brokerage business from CME at a discount to what we believe the value of that business should be. We believe the CME transaction would deprive GFI shareholders of the value of their investment.

We also urge you to not be misled by the attempts of GFI’s conflicted management team to discredit our tender offer. As an owner of approximately 13.4% of GFI’s outstanding shares, we want to maximize the value of our shares, just as you do. Our transaction provides GFI shareholders with the certainty of realizing the value of our clearly superior proposal. We ask you to please consider these important points when making your decision about tendering your shares:

•	Special Committee is Empowered to Cede Control of GFI’s Board to BGC. Both the BGC tender offer and the proposed CME transaction provide the buyer with board control, so BGC’s request for a two-thirds majority of GFI’s board is not only consistent with the rights CME has in its merger agreement, but a logical and reasonable request for a majority owner. Importantly, new members can be appointed to GFI’s board at any time between annual meetings by a majority of its existing directors without the need for approval by GFI management, and their board can have up to nine members. Therefore, the Special Committee holds the ability to achieve our board conditions through an expansion of the board, resignations, and the filling of additional board seats with BGC’s nominees. In the context of a superior offer which is supported by a majority of shareholders, we believe that it would be appropriate, reasonable, and consistent for the Special Committee to take these actions.

•	GFI’s Management Cannot Unilaterally Block BGC’s Tender Offer. BGC does not need the approval of two-thirds of GFI shareholders in order to complete its proposed transaction, nor does it need the approval of the current management of GFI. Rather, we seek the tender of enough shares of GFI common stock such that, when added to the stock we already own, we would own a majority of the outstanding shares of GFI common stock on a fully diluted basis. Our offer in no way requires a super-majority of GFI shareholders; it only involves the tender of approximately 37% of the fully diluted shares of GFI in addition to the shares we already own, which is a lower threshold than the CME transaction. Shareholders can expect to receive $5.25 per share, even though BGC and GFI will remain separate companies after the completion of our tender offer.

•	Similar Protection and Value Preservation. Unlike CME, we are not a party to any agreement with GFI. Our offer therefore seeks nothing more than to establish similar protection as if we were party to an agreement with GFI. Like any acquirer, BGC is seeking to ensure that GFI remains the same valuable asset at closing that it is today. Accordingly, our amended tender offer revises the impairment condition to clarify that it is only intended to protect BGC from actions taken by GFI on or after the announcement of the CME transaction that are outside of the ordinary course of business. Such actions might include new change-of-control agreements with executives or other non-arm’s length arrangements that would have a materially negative impact on the value of GFI. BGC is also amending its tender offer to provide for an objective reasonableness standard to determine whether this condition has been satisfied.

•	No Financing or Anti-Trust Barriers to Completing Tender. BGC has secured committed financing from Morgan Stanley Senior Funding, Inc. and the offer has no financing condition. In addition, BGC has received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Act.

•	Active Engagement on Regulatory Approvals. BGC is already a similarly regulated financial services company in good standing in most of the jurisdictions in which GFI operates and is actively engaged in obtaining necessary regulatory approvals.

•	Commitment to Accepting Shares. Until the expiration of the offer, GFI shareholders have the ability to withdraw their shares from the BGC offer at any time. Therefore, there is only upside for GFI shareholders in tendering their shares.

•	BGC Has Long Desired a Transaction with GFI. Over the course of several years, we have repeatedly expressed an interest in acquiring GFI. We have done this via direct communication with members of GFI’s management team, as well as through outside intermediaries. Indeed, on July 29, 2014, the day before the CME transaction was announced, we sent a letter reiterating our interest in a transaction directly to Messrs. Michael Gooch and Colin Heffron. We began to acquire a significant number of shares of GFI common stock more than a year earlier. Our interest in acquiring GFI is therefore neither recent nor did it begin after the CME announcement.

SEND A MESSAGE TO YOUR BOARD NOW—

WE URGE YOU TO TENDER YOUR SHARES TODAY!

In summary, GFI’s arguments for recommending that shareholders reject our offer simply do not add up: our $5.25 all-cash offer is clearly superior to the $4.55 in stock consideration under the CME transaction.

Tendering your shares will send a strong message to the Board that you prefer our superior offer to the proposed CME transaction and will make it clear that you expect GFI to take every action necessary to enable you to realize the value to which you are entitled.

Thank you for your support,

/s/ Howard W. Lutnick
Howard W. Lutnick
Chairman and CEO

*        *        *

Amended Tender Offer

BGC plans to file an amended Schedule TO with the SEC today. The amended terms include the revision of the impairment condition to clarify that it is intended to protect BGC from actions taken by GFI on or after the announcement of the CME transaction that are outside of the ordinary course of business. Such actions might include new change-of-control agreements with executives or other non-arm’s-length arrangements that would have a material adverse significance with respect to the value of GFI. BGC has also amended its tender offer to provide for an objective reasonableness standard to determine whether the impairment, board and certain regulatory conditions have been satisfied.

The offer is currently scheduled to expire at 12:00, midnight Eastern Time, at the end of the day on November 19, 2014, unless extended. The full terms and conditions of the tender offer are set forth in the offering documents that BGC filed with the Securities and Exchange Commission (“SEC”) on October 22, 2014, and as have been and may be amended from time to time.

Innisfree M&A Incorporated is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to them, toll-free at (888) 750-5884.

BGC’s financial advisor and dealer manager for the tender offer is Cantor Fitzgerald & Co. and its legal advisor is Wachtell, Lipton, Rosen & Katz.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its BGC Trader and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Through the Newmark Grubb Knight Frank brand, BGC offers a wide range of commercial real estate services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol

(NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com.

BGC, BGC Trader, Newmark, Grubb & Ellis, and Grubb are trademarks and service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited.

Important Additional Information

This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of GFI Group Inc. (“GFI”) or any other securities. BGC Partners, Inc. and its subsidiary BGC Partners, L.P. have commenced a tender offer for all outstanding shares of common stock of GFI and have filed with the Securities and Exchange Commission (“SEC”) a tender offer statement on Schedule TO (including an Offer to Purchase, a Letter of Transmittal and related documents). These documents, as they may be amended from time to time, contain important information, including the terms and conditions of the tender offer, and shareholders of GFI are advised to carefully read these documents before making any decision with respect to the tender offer. Investors and security holders may obtain free copies of these statements and other documents filed with respect to the tender offer at the SEC’s website at www.sec.gov. These materials are also available to GFI Group security holders at no expense to them or by calling BGC Partners’ information agent, Innisfree M&A Incorporated, toll-free at (888) 750-5884.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this document regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

Media Contacts:

George Sard / Bryan Locke / Bob Rendine - Sard Verbinnen & Co

+1-212-687-8080

Hannah Sloane - BGC +1 212-294-7938

Sarah Laufer - BGC +1 212-915-1008

Investor Contacts:

Jason McGruder - BGC +1 212-829-4988

Jason Chryssicas - BGC +1 212-915-1987

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